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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the initial filing of the Registration Statement of the STI Classic Funds on Form N-14 of our report dated March 13, 1998 on our audit of the financial statements and financial highlights of the U.S. Government Securities Money Fund and the Prime Obligation Fund of The Arbor Fund, which report is included in the Annual Report to Shareholders for the year ended January 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Statements" and "Experts" in the Statement of Additional Information of the Arbor Fund.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 26, 1999